exhibit 99.1

[DATE]

[Stockholder Name]
[Stockholder Address]
[Stockholder Address]

Dear Stockholder,

On December 16, 2008, Desert Capital REIT held its 2008 Annual Stockholders’ Meeting. In an effort to keep you informed, we have elected to send an overview of the content discussed at the meeting.

The following Board of Directors and Officers were in attendance:

Todd Parriott	Chairman of the Board and Chief Executive Officer
Stacy Riffe	Director and Chief Financial Officer
Robert Beville	Director, Audit Committee Chair and a Member of the Compensation Committee
James George	Director and Compensation, Governance and Nominating Committee Chair
Tom Gustafson	Director and Member of the Audit and Governance and Nominating Committee
Charles Wolcott	Director
Steve Dawson	Director
Erin Ackerman	Director of Stockholder Relations

The meeting was brought to order to consider the proposals contained in the Company’s proxy statement, which included the election of our seven directors and the ratification of the selection of Hancock Askew & Co., LLP as our independent auditors for the fiscal year ending December 31, 2008. All director nominees were elected and our selection of Hancock Askew was also ratified, in each case by the majority vote of our stockholders. Following the adjournment of formal business, Todd Parriott, Chairman of the Board, addressed the stockholders in attendance with the following prepared remarks:

“I realize that many of you are here because you are concerned about your investment.  It is understandable that current economic worries would lead you to seek more information about the company and its future. I hope that you will leave this meeting with more clarity.

To better understand the future of the Company, it might be helpful to start with the fundamentals of our business.  Desert Capital REIT invests in loans to builders and developers to buy, develop and build on commercial or residential land.  We do not invest in traditional residential mortgages.  Our loans are structured so that we receive monthly interest payments during the life of the loan and a balloon principal payment upon the maturity of the loan.  If the borrower defaults on its obligations, we can foreclose and take ownership of the property in an effort to recover our investment.

As we are all very well aware, beginning in 2007, the United States experienced a slowdown in housing sales that was followed by the collapse of the subprime mortgage market.  Consequently, the real estate capital markets have been in a state of flux due to lack of liquidity. The ripple effect has resulted in a global economic crisis affecting all sectors of our economy. The disruption in the real estate and credit markets has adversely affected our borrowers making it almost impossible for them to obtain additional financing to complete their projects.  Because we rely on the ability of our borrowers to obtain take-out financing or complete and sell their projects in order to repay our loans, the lack of market liquidity has also adversely affected our business and has caused a high percentage of our loans to become non-performing. We have been negatively impacted by the market disruptions as has everyone else in the mortgage industry.

As a result of the lack of market liquidity, our Advisor has taken a proactive role to evaluate each of the loans in our portfolio and determine the best resolution strategy for each loan.  Through our effort to maximize the value of our portfolio, we have foreclosed on many of the properties securing our loans. The responsibilities of our Advisor have dramatically increased as a result of our transitioning from being a lender to a property owner.

As you know, many of our competitors in the mortgage lending business have not survived the challenges of our current economy. However, I believe that the many capabilities of our Advisor make our Company distinctive and are the reasons we have managed to survive.  Our Advisor has successfully generated resolutions for eleven properties, with original loan amounts of more than twenty-eight million dollars. In addition, our Advisor continues to evaluate the characteristics of each of our properties in an effort to maximize its value upon disposition.

I am frequently asked, 'How do home foreclosures affect Desert Capital REIT? How do the credit markets affect Desert Capital REIT?'

While we do not invest in residential loans, we are affected by the inventory of homes available in the market.  Our borrowers who are homebuilders must compete with the foreclosure market and against banks and creditors willing to take cents on the dollar.  Many of these builders bought their land at the peak of the market, and simply cannot make their projects viable because of the high price they paid for the land, compared to current prices.  They have adjusted their sales projections, and appear to own enough land to fulfill their near-term needs. As a result, we have lost a significant buyer base for the residential land that we are currently marketing for sale.  Homebuilders simply are not buying.

We have also been impacted by the severe tightening in the credit markets.  Potential buyers for some of our foreclosed properties were unable to finalize purchases because they could not secure financing.  Again, this has affected our ability to transact business and has restricted our ability to sell land we own due to foreclosures.

With that being said, there are indicators that both of these forces could improve in the coming year.  With the government’s efforts to inject more money into the credit markets, more financing should be available for buyers.  In the primary market where we invest, home resales as recently as October 2008 were 13% higher than in October 2007.

Despite some progress, we had to make some very difficult decisions this year based on our cash flow and portfolio outlook.  Our Board of Directors reduced and then suspended the dividend.  We took these difficult actions in an effort to recover and maximize stockholder value. Additionally, for the foreseeable future, when we recover capital through property sales of loan repayment, our intent is to reinvest the funds into income-producing and growth-oriented opportunities in order to rebuild portfolio performance and improve our portfolio value.

Attempting to preserve capital and net asset value is critical at all times, and during periods of heightened economic uncertainty, we must be prudent to work through the challenges to achieve long-term stability.

Thank you, this concludes my prepared remarks.”

At the conclusion of the Chairman’s address, both he and Stacy Riffe, Chief Financial Officer, addressed questions posed by Erin Ackerman, Director of Stockholder Relations, that were previously submitted by stockholders and advisors. Additional questions were posed by stockholders in attendance.

The following is an overview of the questions and answers presented at the meeting:

Q:	How are you currently staying in business?

A:
A small number of our loans are still performing which generates some cash flow even after expenses. We also receive interest payments on our note receivable from Consolidated Mortgage.  We have some loans in workout stages that produce some cash flow as well.   Our Advisor is also working diligently to resolve our non-performing assets so that we can reinvest the capital into income-producing investments.

Additionally, we have deferred payments to our Advisor as well as other obligations wherever possible until our cash flow supports such payments.  This is not an easy market to operate in, but we are successfully managing all of our obligations.

Q:	What is the possibility of Desert Capital REIT going bankrupt or out of business?

A:
There are several variables that make this unlikely. First, Desert Capital REIT owns significant assets.  Our assets consist of performing loans that are secured by liens on real property, and the land that we own and have acquired through foreclosure against borrowers who did not pay their obligations to us.  Second, we do not have a lot of outstanding debt.  At September 30, 2008, we had total assets as measured by Generally Accepted Accounting Principles (GAAP) of approximately $144 million, and debt obligations of approximately $41 million.  Our total assets are more than three times greater than our total liabilities.  Finally, because of our business model, we have relatively low overhead.  Unlike other REITs that own apartments, retail centers, or other commercial properties, our properties do not require a substantial amount of maintenance and capital expenditures.  Our primary expenses consist of fees payable to our Advisor, who oversees the management of our portfolio, legal expenses, and insurance.

Q:	How are you handling write-downs and valuations of proposals for property disposition today?

A:
As it relates to write-downs and impairments from a GAAP perspective, each quarter we must review every loan and property for impairment to determine whether there has been a change in asset value since the prior quarter.  You can imagine that this is a difficult task given the volatility of today’s market. If there has been a change in asset value based on sales comparables or other forms of valuation methodologies, we are required to record an impairment on the asset.  The level of impairments we recorded in 2007 and thus far in 2008, has resulted in a GAAP reportable net loss based on these requirements.

Conversely, from a tax accounting perspective, impairments are not recorded until there is a resolution on the property and the loss is actually realized.  Therefore, for both 2007 and year-to-date 2008, we produced taxable income.

Q:	Have I lost all of my investment? What is the current share value?

A:	As a stockholder, you have an ownership interest in Desert Capital REIT which in turn owns outstanding loans and real estate it has acquired through foreclosure. These assets have real value.

As a result of today’s market volatility, we cannot state exactly what the value of our portfolio is, or what it could be in the future.  If we were to liquidate the Company today, it would result in selling assets at what we believe would be at or near bottom-of-the-market prices.  This might result in estimated liquidation proceeds of five, six or even seven dollars per share in this market.  We do not believe that liquidation at these levels would be in the best interest of our stockholders, which is why we have exercised patience and have not sold many of our foreclosed properties to date.  Analysts just reported that based on economic fundamentals, they believe our local market is 18% undervalued.  Once the market recovers, we believe we will have opportunities to generate higher returns than the market may currently provide, which we expect will positively impact our stock value.

Q:	Discuss the Board of Directors and management compensation and whether you have or would consider cutting their pay? Have you reduced staff or engaged in any other cost-cutting measures?

A:
During tough times, it is expected that companies review their expense structure and eliminate costs.  Our Advisor has done that by eliminating certain positions and adjusting the pay structures for others; however, as a result of the economic challenges and the non-performing status of the majority of the loans in our portfolio, the amount of time and effort required to manage our portfolio has dramatically increased.  While our Advisor may not be underwriting many new investments, it is performing critical work to manage our existing portfolio, which creates the most value for stockholders. Our Advisor has added necessary resources to deal with our troubled portfolio and the workouts it is managing, which have included workout and development specialists.  Even though our Advisor is incurring significantly more expenses to manage our portfolio as a result of the numerous defaults, our Advisory Agreement is structured so that those costs are borne by our Advisor. We simply pay a management fee to our Advisor based on our average invested assets. From the REIT’s perspective, we are benefiting from these added specialists without having to pay for them because the REIT does not have employees.

The compensation that we pay to the members of our Board of Directors consists of a combination of cash and stock via the Director Stock Plan. As with all stockholders, the shares issued to the members of our Board of Directors as part of their annual compensation plan are not liquid, thereby aligning the interest of our Board directly with that of our stockholders.

Q:	Will you start paying a dividend again? What steps would be required for this to happen?

A:
Under REIT rules we must pay out at least 90% of our taxable net income to stockholders in order to qualify as a REIT.  Our Board of Directors regularly reviews the financial performance of the Company to determine our dividend policy, and makes decisions regarding the amount of any dividend that we pay for each quarter.  If and when our net income and cash flow again support the payment of a dividend, then we will resume making dividend payments, but unfortunately the timing and volume cannot be projected at this time.

Q:	What liquidity options are currently available for stockholders?

A:
Currently there is no liquidity for our stockholders.  Our primary objective is to manage our cash flow through this cycle so that the company can emerge on the other side of the cycle intact. Our strategy is to use available cash to invest in attractive investment opportunities in an effort to maximize net asset value for all stockholders.

Q:	What are the plans with the “list or liquidate” provision? Is there an intent to list Desert Capital REIT on an exchange? What would be the liquidation steps?

A:
As you are aware, Desert Capital REIT is scheduled to “list or liquidate” by December 31, 2011.  The 2011 liquidity event is a primary focus, and we continue to evaluate available alternatives to maximize stockholder value.  If the Board determines that it is not in the best interest of our stockholders to list the Company on a public exchange, then we could liquidate our assets and return available funds to our stockholders.  Liquidation occurs when loans pay off or assets are sold over time, and cash would be distributed to stockholders rather than being reinvested. It is too early to determine which strategy will be deployed.

Q:	Could we liquidate some of the property in our portfolio to provide funds to repurchase the shares of those stockholders who are on the repurchase list that have fallen on hard times?

A:
We are very sympathetic to the financial difficulties being currently experienced by some of our stockholders. However, we have to act in the best interest of all of our stockholders; not just a few. As we previously stated, at this time, we do not believe that liquidating a substantial portion of our properties in the current market would be in the best interest of our stockholders.

Closing remarks from the Chairman were as follows:

“I would like to close the meeting by assuring you that we are actively managing our current portfolio and are aggressively pursuing the opportunities that are often created by crisis and challenge.  While there are market forces that we cannot control, we are committed to our stockholders and to maximizing returns despite the challenging economic conditions. Thank you for your continued patience and support, and we look forward to more progress in the upcoming year.

On behalf of the Board of Directors and the management of Desert Capital REIT, we thank you for your continued support and wish you and your family a safe holiday season.

Thank you.”

Should you have further inquiries about Desert Capital REIT and would like to submit a question or comment, you may log on to our website at www.desertcapitalreit.com and click on the Investor Communication Platform on the homepage. Additionally, you may contact Erin Ackerman, Director of Stockholder Relations, at 800.419.2855.

Sincerely,

DESERT CAPITAL REIT